16(1)(c): Form of Confirmation/Acknowledgement of Principal Underwriting Agreement

ING Financial Advisers, LLC
151 Farmington Avenue
Hartford, CT 06156

RE: Confirmation/Acknowledgment of Principal Underwriting Agreement

Ladies and Gentlemen:

This letter acknowledges and confirms renewal to November 17, 2006 of the Principal Underwriting Agreement effective as of November 17, 2000, consistent with paragraph 11(d) of the agreement. Such agreement covers ING Insurance Company of America on behalf of its general account, as well as its Variable Annuity Account I.

ING INSURANCE COMPANY OF AMERICA ON BEHALF OF ITS GENERAL ACCOUNT AND ITS VARIABLE ANNUITY ACCOUNT I.

By:

Title: Vice President

ACKNOWLEDGED:

ING FINANCIAL ADVISERS, LLC

By:

Title: Vice President